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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          DaimlerChrysler Corporation
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             (Exact name of registrant as specified in its charter)

                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766
                                 (248) 576-5741
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           7.45% Debentures due 2027    333-21589

                           7.40% Debentures due 2097    333-21589

                           7.45% Debentures due 2097    333-21849
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            (Title of each class of securities covered by this Form)

                                      None

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

          Rule 12g-4(a)(1)(i)  [ x ]      Rule 12h-3(b)(1)(ii)  [   ]

          Rule 12g-4(a)(1)(ii) [   ]      Rule 12h-3(b)(2)(i)   [   ]

          Rule 12g-4(a)(2)(i)  [   ]      Rule 12h-3(b)(2)(ii)  [   ]

          Rule 12g-4(a)(2)(ii) [   ]      Rule 15dj-6           [   ]

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          Rule 12h-3(b)(1)(i)

Approximate number of holders of record as of the certification or notice date:

                                        APPROXIMATE NUMBER
          CLASS                             OF HOLDERS
          -----                         ------------------

          7.45% Debentures due 2027     65 holders

          7.40% Debentures due 2097     36 holders

          7.45% Debentures due 2097     28 holders


Pursuant to the requirements of the Securities Exchange Act of 1934, Chrysler Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 29, 1999            By: RICHARD D. HOUTMAN
                                 ---------------------------------
                                 Name:  Richard D. Houtman
                                 Title: Vice President and Assistant Secretary